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                                                                    Exhibit 99.1

                              BIG CITY BAGELS, INC.
                                99 Woodbury Road
                           Hicksville, New York 11801

                                                              July __, 1997

The Holders of the Class A Redeemable
  Common Stock Purchase Warrants of
  Big City Bagels, Inc.

                  The terms of the Class A Redeemable Common Stock Purchase Warrants ("Class A Warrants") as originally issued entitle the holder thereof to purchase one share of the common stock, par value $.001 per share ("Common Stock") of the Company upon surrender of the Class A Warrant, together with an exercise price of $4.50 per share until May 6, 2000.

                  Effective July   , 1997 and for a period of 60 days thereafter
until September    , 1997, subject to the discretion of the Company to extend such period for up to an additional 30 days ("Special Exercise Period"), the Company will reduce the exercise price of the Class A Warrants to $2.50 per share. Accordingly, if exercised prior to the expiration of the Special Exercise Period, each Class A Warrant will entitle the holder to purchase one share of Common Stock for $2.50. In addition, for each Class A Warrant exercise, the holder thereof will be issued a new Class A Warrant to purchase one share of Common Stock ("New Class A Warrants") upon the expiration of the Special Exercise Period. If an aggregate of at least $2,000,000 of gross proceeds are derived from the exercise of the Class A Warrants during the Special Exercise Period, then the exercise price of the Class A Warrants which are not exercised and the New Class A Warrants will remain at $2.50 per share until the expiration date of such Warrants, May 6, 2000. If an aggregate of at least $2,000,000 of gross proceeds are not derived from the exercise of the Class A Warrants during the Special Exercise Period, then the exercise price of the Class A Warrants which are not exercised and the New Class A Warrants will be $4.50 per share.

                  Enclosed is a copy of the Company's Prospectus dated July    ,
1997. Please be advised that the Class A Warrants may only be exercised by the holders who reside in states in which the Company has registered or qualified the shares of Common Stock underlying the Class A Warrants or in which an exemption from such registration and qualification requirements is available. Please contact the Company ((516) 932-5050) to determine whether you reside in the state where exercise is permitted.

                                                      Very truly yours,

                                                      BIG CITY BAGELS, INC.